                                  April 3, 2003

Pioneer Financial Services, Inc.
4700 Belleview Avenue, Suite 300
Kansas City, Missouri 64112

Ladies and Gentlemen:

         We have acted as special counsel to Pioneer Financial Services, Inc., a
Missouri corporation (the "Company"), in connection with the filing of a registration statement by the Company on Form S-1 (the "Registration Statement")
with the Securities and Exchange Commission ("SEC"), under the Securities Act of
1933, as amended (the "Act"), and the rules and regulations promulgated thereunder, registering up to $25,000,000 in aggregate principal amount of the
Company's junior subordinated debentures (the "Debentures"), that may be offered and sold by the Company, from time to time, as set forth in the prospectus, including any prospectus supplement, which forms a part of the Registration
Statement (the "Prospectus"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of
Regulation S-K, 17 C.F.R. (ss.) 229.601(b)(5), in connection with the filing of the Registration Statement.

         In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion. We have assumed that the issuance, sale, amount, and terms of the Debentures to be offered and sold by the Company from time to time will at the time of issuance be in accordance with any applicable resolutions of the board of directors and stockholder of the Company, the organizational documents of the Company, including its articles of incorporation and bylaws, applicable federal and state law, the indenture and any supplemental indenture governing the Debentures and the Prospectus.

         Based upon, subject to and limited by the foregoing, we are of the opinion that the Debentures will be binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles at such time as: (i) the Debentures have been duly executed and delivered in accordance with the indenture and any supplemental indenture governing the Debentures; and (ii) the Debentures have been duly issued against payment therefor as contemplated by the Registration
Statement relating thereto and the indenture and any supplemental indenture governing the Debentures.

Pioneer Financial Services
April 3, 2003

         This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

         We consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the caption "Legal
Matters" in the Prospectus included in the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act.

                                Very truly yours,

                                /s/ BLACKWELL SANDERS PEPER MARTIN LLP

                                Blackwell Sanders Peper Martin LLP